Exhibit 99.1

Immune Pharmaceuticals Inc. and Subsidiaries

Pro forma Condensed Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

	As Reported	Pro forma Adjustments		Pro forma
	September 30, 2017 (Unaudited)	Sale of Series E Convertible Preferred Stock and Warrants (Unaudited)		September 30, 2017 (Unaudited)
ASSETS
Current Assets
Cash	$76	16,080	(1)	$16,156
Other current assets	348	-		348
Total current assets	424	16,080		16,504
Property and equipment, net	58	-		58
In-process research and development acquired	15,000	-		15,000
Intangible assets, net	6,707	-		6,707
Other assets	121	-		121
Total Assets	$22,310	16,080		$38,390

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	6,614	-		6,614
Accrued expenses	1,628	-		1,628
Advances from related parties	305	-		305
Notes and loans payable, current portion, net of debt discount	5,519	-		5,519
Total current liabilities	14,066	-		14,066
Notes and loans payable, net of current portion, net of debt discount	1,738	-		1,738
Deferred tax liability	5,933	-		5,933
Total liabilities	21,737	-		21,737
Commitments and contingencies
Stockholders’ Equity
Total stockholders' equity	573	16,080		16,653
Total liabilities and stockholders' equity	$22,310	16,080		$38,390

(1)	Gross proceeds from the sale of the units of $18.0 million less underwriting discounts and commissions and offering expenses of $1.92 million.